Exhibit 99.1

Kopin Corporation Reports Second Quarter 2026 Financial Results

Three Major Milestones Achieved in U.S. Army Color MicroLED Program, Including Record-Setting 150,000+ Nit Full-Color Brightness and Installation of U.S. Bonding Capability, Keeping Kopin on Track for Domestic MicroLED Production in Mid-2027

Multiple Sentinel FPV™ Prototype Orders Received as U.S. Government’s Drone Dominance Program Accelerates; New Dallas Optics & Photonics Design Center to Accelerate Neural I/o™ Delivery for AI Infrastructure

WESTBOROUGH, MA — August 10, 2026 — Kopin Corporation (Nasdaq: KOPN) (“Kopin” or the “Company”), a leading provider of application-specific optical systems and high-performance microdisplays for defense, AI-infrastructure, enterprise, industrial, consumer and medical products, today announced preliminary unaudited financial results for its second quarter ended June 27, 2026.

Second Quarter Financial Summary:

$ in millions	Q2 2026	Q2 2025	% Change
Total Revenues	$12.7	$8.5	51%
Product Revenues	$7.6	$7.5	2%
Non-Product Revenues *	$5.1	$1.0	433%
Cost of Product Revenues	$6.6	$7.1	(7)%
R&D Expenses	$4.5	$1.9	133%
SG&A Expenses	$5.1	$4.9	5%

* Non-Product revenue consists of Funded R&D, Collaborative agreement, Grant, and license and royalty revenue streams

Second Quarter 2026 & Subsequent Operational Highlights

●	Announced three major milestones in the Company’s color MicroLED development program under the U.S. Government’s Industrial Base Analysis and Sustainment (IBAS) initiative: surpassing 150,000 nits of single-panel, full-color brightness, exceeding the program’s threshold target; successful early integration progress toward U.S. Army ground soldier vision systems, supporting future programs such as Soldier Borne Mission Command (SBMC); and delivery of new U.S. MicroLED bonding equipment at the Company’s Westborough headquarters.

●	Secured multiple new prototype orders for Sentinel FPV™ from customers evaluating the product as a core part of their offerings for the U.S. Government’s one-way attack (OWA) drone initiative, including several active contenders in the U.S. Government’s Drone Dominance Program (DDP). Each engagement represents the potential for significant volume production, with DDP volume orders expected to begin in late August 2026 immediately following Phase 2 evaluations and awards.

●	Advanced the Company’s Neural I/o™ AI infrastructure initiative with Fabric.AI — signing several new non-disclosure agreements, including several with current NVIDIA NVLink partners; released the first in a planned series of AI Interconnect white papers.

●	Opened a new Optics and Photonics Design Center in Dallas, Texas — expanding Kopin’s U.S.-based engineering footprint with new optics and photonics lab space, a dedicated design and engineering center, advanced R&D capabilities focused on Neural I/o™ and application-specific optical solutions serving the rapidly growing AI infrastructure market.

Management Commentary

Michael Murray, Chief Executive Officer of Kopin, said: “The second quarter and the weeks that followed demonstrated the significant momentum building across every one of Kopin’s growth platforms. Subsequent to quarter end, our team delivered three major milestones in our color MicroLED program under the IBAS initiative keeping us firmly on track to transition to domestic MicroLED product manufacturing in mid-2027, and advancing a capability that we believe could enable meaningful revenue for Kopin over the life of programs like SBMC. The U.S. Army is pleased with our progress, and beyond the Army program we are seeing strong international demand for color MicroLED across additional applications such as head-up displays, weapon sights, and helmet systems.

“Sentinel FPV™ is converting into exactly the kind of traction we anticipated when we entered the FPV drone market. Subsequent to quarter end, we announced multiple new prototype orders from customers — including several active contenders in the U.S. Government’s Drone Dominance Program — each of which represents the potential for significant volume production, with volume orders expected to begin in late August immediately following the program’s Phase 2 evaluations and awards. Demand for trusted, U.S.-built FPV technology is accelerating, and our Dual Situational Awareness design continues to be a clear differentiator in the field. Demand signals are strengthening from drone customers both inside and outside the Drone Dominance Program, and we are now negotiating several large production orders for 2027 — a clear signal of the significant growth we expect in this market.

“Our Neural I/o™ program remains on track, and we expect to demonstrate the platform at CES in January 2027, with a clear path to production anchored by a 1.6-terabit-per-second transceiver solution. Commercial momentum is building quickly with meaningful industry players interested in both our current chipset and our emerging device roadmap. We are engaging U.S. defense and government agencies on domestically manufactured Neural I/o™ solutions, and we are beginning to see early interest from quantum computing and semiconductor customers as well.”

Erich Manz, Chief Financial Officer of Kopin, added: “The second quarter reflected continued operational discipline, including our fourth consecutive quarter of exemplary on-time-in-full delivery and quality performance. Reflecting the order momentum across the business for 2026 we continue to expect a solid second half, exceeding our prior guidance. As we look ahead, we are increasingly optimistic about our trajectory into 2027, as the growth trends we are seeing in 2026 appear positioned to continue into next year, and we expect to make meaningful progress towards sustainable GAAP profitability in the fourth quarter.”

Second Quarter 2026 Financial Results

Total revenues for the second quarter ended June 27, 2026 increased to $12.7 million, as compared to $8.5 million for the second quarter ended June 28, 2025. The 51% year-over-year increase primarily reflects grant revenue recognized under the Company’s U.S. Government MicroLED award, collaboration revenue from the Company’s development program with Fabric.AI and its strategic AR/thermal clip-on partnership, and higher research and development revenue on the Company’s Phase 2 Off-the-Visor Heads-Up Display program with the U.S. Army.

Product revenues for the second quarter increased to $7.6 million, as compared to $7.5 million in the year-ago period. Higher defense revenues from thermal weapon sight applications and liquid crystal displays were largely offset by lower industrial applications revenues.

Non-Product revenues were $5.1 million in the second quarter of 2026, as compared to $1.0 million in the second quarter of 2025. The increase was primarily driven by grant revenue recognized in connection with the Company’s government award for the development of ultra-bright, full-color MicroLED displays optimized for ground soldier augmented reality applications; collaboration revenue from the Company’s development program with Fabric.AI to develop and commercialize GPU-to-GPU connectivity technologies, together with its strategic partnership to develop a next-generation clip-on with augmented reality and thermal integration capabilities; and higher research and development revenue on the Company’s Phase 2 Off-the-Visor Heads-Up Display program with the U.S. Army.

Cost of product revenues for the second quarter of 2026 was $6.6 million, or 86% of net product revenues, as compared with $7.1 million, or 94% of net product revenues, for the second quarter of 2025. The decrease as a percentage of net product revenues was primarily attributable to product mix.

Research and Development expenses for the second quarter of 2026 were $4.5 million, as compared to $1.9 million for the second quarter of 2025. The increase was primarily driven by higher funded research and development costs in connection with the Company’s government award for the development of ultra-bright, full-color MicroLED displays optimized for ground soldier augmented reality applications.

Selling, General and Administration expenses were $5.1 million in the second quarter of 2026, as compared to $4.9 million in the second quarter of 2025. The increase was primarily due to higher professional fees and accrued performance-based compensation.

Loss from operations for the second quarter of 2026 was $3.5 million, as compared to $5.5 million for the second quarter of 2025. Net income attributable to common stockholders was $0.9 million, or $0.00 per share, as compared to a net loss of $5.2 million, or $(0.03) per share, in the second quarter of 2025. The year-over-year improvement primarily reflects higher total revenues, a $1.9 million increase in other income, net — driven largely by approximately $2.3 million of gains on investments — and a $2.1 million income tax benefit recorded in connection with the expiration of the statute of limitations on an uncertain tax position.

As of June 27, 2026, the Company had cash and cash equivalents of $24.3 million, with total cash, restricted cash and marketable securities of $50.3 million, inclusive of $26.0 million of restricted cash, of which $24.2 million collateralizes the supersedeas bond posted in connection with the BlueRadios litigation appeal.

Earnings Call and Webcast

Management will host an investor conference call at 5:00 PM Eastern time on Monday, August 10, 2026 to discuss the Company’s second quarter 2026 unaudited financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Q2 2026 Earnings Conference Call
Date: Monday, August 10, 2026
Time: 5:00 PM Eastern time
U.S. Dial-in: 1-877-407-3982
International: 1-201-493-6780
Webcast: KOPN Q2 FY2026 Earnings Conference Call

Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through August 17, 2026. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay pin number 13762199. A webcast replay will also be available using the webcast link above.

About Kopin Corporation

Kopin Corporation (Nasdaq: KOPN) is a leading developer and provider of innovative display and application-specific optical solutions for defense, AI infrastructure, enterprise, professional and consumer products. Kopin’s portfolio includes microdisplays, display modules, eyepiece and projection assemblies, and vehicle- and head-mounted display systems built on the Company’s liquid crystal, MicroLED and OLED display technologies, along with a range of optics and low-power custom silicon. Building on its patented bi-directional NeuralDisplay™ architecture, Kopin is also developing Neural I/o™ optical interconnects that use programmable MicroLED pixels as ultra-high-speed, low-power optical transceivers for AI data centers. For more information, please visit Kopin’s website at www.kopin.com.

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Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 27, 2025, or as updated from time to time in our Securities and Exchange Commission filings.

Corporate Contact

Kopin Corporation

Erich Manz, Chief Financial Officer

EManz@kopin.com

508-870-5959

Investor Relations Contact

Lucas A. Zimmerman

MZ Group — MZ North America

KOPN@mzgroup.us

949-259-4987

Public Relations Contact

Grace Halvorsen

Lightspeed PR/M

Kopin@lightspeedpr.com